[MARSHALL, O'TOOLE, GERSTEIN,
                    MURRAY & BORUN LETTERHEAD]




                          September 28, 1995




Board of Directors
XOMA Corporation
2910 Seventh Street
Berkeley, CA  94710

               Re:  Registration Statement on Form S-3

Gentlemen:

          Marshall, O'Toole, Gerstein, Murray & Borun hereby consents to the disclosure of our relationship as patent counsel to XOMA Corpo-ration (the "Company") in the Company's Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Amendment No. 1), and in particular the references to us under the headings "Risk Factors - No Assurance of Patent Protection/Avoidance of Patent Infringement," and to the filing of this consent as an exhibit to Amendment No. 1.

                              Very truly yours,



                              /s/ Jeffrey S. Sharp________
                              Marshall, O'Toole, Gerstein,
                                Murray & Borun